Exhibit 10.31

RACKSPACE TECHNOLOGY, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective         , 2020

1.

General. This Non-Employee Director Compensation Policy (the “Policy”), sets forth the cash and equity-based compensation that has been approved by the board of directors (the “Board”) of Rackspace Technology, Inc., a Delaware corporation, (the “Company”) as payable to eligible non-employee members of the board of directors of the Company (“Non-Employee Directors”) commencing on the date of the initial public offering of the Company’s common stock to the public pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended (the “IPO Date”). The cash and equity-based compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each Non-Employee Director who is eligible to receive such compensation. Any member of the Board who is employed by a party who was a stockholder of the Company prior to the IPO Date shall not be considered an eligible Non-Employee Director and shall not be entitled to receipt of compensation under the Policy. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

2.	Cash Compensation.

(a)

Annual Retainers. Each Non-Employee Director shall be eligible to receive an annual cash retainer of $100,000 for service on the Board. In addition, subject to paragraph 2(b) below, a Non-Employee Director shall receive the following additional annual cash retainers, as applicable:

Non-Employee Director Position	Additional Annual Retainer Fee
Lead Director (if CEO is Chair of the Board)	$30,000
Audit Committee Member Fee	$20,000
Compensation Committee Member Fee	$15,000
Nominating and Corporate Governance Committee Member Fee	$15,000

(b)

Additional Retainer Fee Limitation. At any one time, each Non-Employee Director may receive only one of the above additional annual retainer fees in connection with service as Lead Director or as a committee member (i.e., Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee), regardless of such director’s service on multiple committees or in multiple roles. For the avoidance of doubt, a Non-Employee Director may simultaneously serve on more than one committee or in more than one position, but will receive for such service only one additional annual retainer fee, equal to the highest of the additional annual retainer fees associated with his or her positions.

(c)

Payment of Retainers. The annual retainer fees and additional annual retainer fees described in Section 2 shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears within ten (10) days following the end of the applicable quarter. In the event that a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position or on the applicable committee described in Section 2 for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, in such position or on such committee, as applicable.

3.

Equity Compensation. Non-Employee Directors shall be granted the equity awards described below in this Section 3. The awards shall be granted under and shall be subject to the terms and provisions of the Rackspace Technology, Inc. 2020 Equity Incentive Plan (the “Equity Plan”) and shall be granted subject to an award agreement in substantially the same form approved by the Board prior to or as of the grant date, setting forth the terms of the award (the “Award Terms”), consistent with the Equity Plan, which may include provisions for accelerated vesting of the equity award in certain circumstances. For purposes of this Section 3, the number of shares subject to any restricted stock unit award will be determined by dividing the grant date dollar value specified under subsection (a), (b) or (c) hereof by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the grant date.

(a)

Annual Equity Award. On the fifth (5th) market trading day following each annual meeting of the Company’s stockholders, each person then serving as a Non-Employee Director shall be automatically granted a restricted stock unit award with a grant date value equal to $200,000 (the “Annual Equity Award”). The Annual Equity Award shall vest on the date of the Company’s next subsequent annual meeting of stockholders following the applicable grant date.

(b)

Pro-Rated Annual Equity Award. On the fifth (5th) market trading day following a person’s initial appointment as a Non-Employee Director, and provided such person has not otherwise received an Annual Equity Award for the relevant year under Section 3(a), the Non-Employee Director shall be automatically granted a restricted stock unit award with a grant date value equal to $200,000, multiplied by a fraction, the numerator of which is 365 less the number of days that have elapsed between the date of the Company’s last annual meeting of stockholders (or if an annual stockholder meeting has yet to be held by the Company, then February 24, 2020) and the date of the Non-Employee Director’s initial appointment, and the denominator of which is 365 (the “Pro-Rated Award”). The Pro-Rated Award shall vest on the date of the Company’s next subsequent annual meeting of stockholders following the date of the Non-Employee Director’s appointment to the Board.

(c)

Non-Executive Chair Equity Award. In the event that the Chair of the Board is a Non-Employee Director (and therefore is not the Company’s Chief Executive Officer), on the fifth (5th) market trading day following such Non-Employee Director’s election to serve as Chair of the Board, the Non-Employee Director shall be automatically granted an additional restricted stock unit award with a grant date value equal to $100,000 (the “Non-Executive Chair Equity Award”); provided, however, that if the Non-Employee Director’s election to serve as Chair of the Board occurs at a time other than at the Company’s annual meeting of stockholders, the Non-Executive Chair Equity Award shall be pro-rated in the same manner as provided for under Section 3(b). For each year that the Non-Employee Director continues to serve as Chair of the Board, he or she will automatically receive an additional Non-Executive Chair Equity Award on the fifth (5th) market trading day following the Company’s annual meeting of stockholders. Each Non-Executive Chair Equity Award shall vest on the date of the Company’s next subsequent annual meeting of stockholders following the grant date.

4.

Stock Ownership Guideline. Within a period of five (5) years from the date of a person’s initial appointment as a Non-Employee Director, each Non-Employee Director is required to attain ownership of at least $350,000 in the Company’s common stock and must maintain such ownership until retirement from the Board.

5.

Director Compensation Limit. As further set forth in the Equity Plan, the sum of the grant date value of all equity awards granted and all cash compensation paid by the Company to a Non-Employee Director as compensation for services as a Non-Employee Director shall not exceed $750,000 during any calendar year, provided that the foregoing limitation shall not apply in respect of any compensation payable in the year of a Non-Employee Director’s initial appointment or election to the Board. For avoidance of doubt, compensation shall count towards this limit for the calendar year in which it is granted or earned.

6.

Policy Subject to Amendment, Modification and Termination. This Policy may be amended, modified or terminated by the Board in the future at its sole discretion, provided that no such action that would materially and adversely impact the rights with respect to annual retainers payable in the calendar quarter during which a Non-Employee Director is then performing services shall be effective without the consent of the affected Non-Employee Director.

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